Exhibit 99.1

RealNetworks Appoints Chris Jones to Board of Directors
July 12, 2016 -- RealNetworks, Inc. (Nasdaq: RNWK) today announced that Chris Jones has been appointed to the company’s Board of Directors.
“We’re delighted to add Chris to the RealNetworks Board,” said Rob Glaser, RealNetworks’ Chairman and CEO. “Chris brings both a deep and a broad background in software innovation to our board. He’s also a person of the utmost integrity, intellectual curiosity, and rigor.”
Chris Jones, age 47, serves as Engineering Director for Microsoft Corporation, leading the engineering team for Microsoft Health spanning mobile, web, and cloud services, a position he has held since October 2015. Previously, from February 2000 to October 2015, Mr. Jones served as a Corporate Vice President in various business divisions at Microsoft, including OneDrive & SharePoint, Windows Services, and Windows, where he led the engineering teams for several Microsoft products, such as OneDrive and OneDrive for Business, SharePoint Online and SharePoint Server, Outlook.com and other consumer services, and Windows XP. Mr. Jones joined Microsoft in August 1991, and held several program management and engineering roles prior to being named a Corporate Vice President. Mr. Jones currently serves on the Board of Trustees of The Bush School. Mr. Jones holds a B.S. degree in mathematical and computational sciences from Stanford University.
“It is an honor to join the RealNetworks Board,” said Mr. Jones. “Rob is a pioneer in digital media, and I look forward to working with him and the RealNetworks team as they deliver their next generation of innovative products.”
With Mr. Jones’s appointment, the number of directors on RealNetworks’ Board will increase to eight.

About RealNetworks
RealNetworks creates innovative applications and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. Find RealNetworks corporate information at www.realnetworks.com/about-us.

RealNetworks is a registered trademark of RealNetworks, Inc. All other trademarks, names of actual companies and products mentioned herein are the property of their respective owners.